Exhibit 10.1

Certain material (indicated by three asterisks in brackets [***]) has been omitted from this document because it is both (1) not material and (2) would be competitively harmful if publicly disclosed

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”), dated as of April 15, 2022 (the “Effective Date”) is between BTU INTERNATIONAL, INC., a Delaware corporation, with an address of 23 Esquire road, Billerica, MA (“Seller”) and RHINO CAPITAL ADVISORS LLC, a Massachusetts limited liability company, with an address of 33A Commercial Wharf, Boston, MA 02110, or its nominee (hereinafter “Buyer”).

In consideration of the mutual undertakings and covenants herein contained, Seller and Buyer hereby covenant and agree as follows:

Article I.
SALE OF LAND

1.1 Agreement to Buy and to Sell. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, transfer and convey to Buyer, and Buyer agrees to purchase and accept from Seller, at the price and upon the terms and conditions set forth in this Agreement, the following real and personal property (collectively, the “Property”):

1.1.1 All that certain land (“Land”) and the 137,881 square feet of space (the ”Building”) and all other improvements (“Improvements”) located thereon, in Billerica, Massachusetts, commonly known and numbered as 23 Esquire Road, Billerica, Massachusetts, as more particularly described in the deed recorded on May 11, 1976 at Book 2194, Page 104 with the Middlesex North Registry of Deeds, and on Exhibit A attached hereto, together with all privileges, rights, covenants, easements and other appurtenances belonging to the Land, and all right, title and interest (if any) of Seller in and to any streets, curbing, sidewalks, walkways, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with the Land (the Land, the Building and the Improvements being hereinafter collectively referred to as the “Real Property”);

1.1.2 All fixtures, equipment, furniture, furnishings, and appliances attached to the Improvements, or otherwise owned by Seller and located within the Real Property and used exclusively in connection with the operation and maintenance of the Real Property (but specifically excluding any furniture, trade fixtures, equipment and appliances used in connection with Seller’s or Compass’s business located on the Real Property, including, without limitation, those items listed on Exhibit B-1, attached hereto) (the “Tangible Personalty”) with such Tangible Personalty to exclude those items listed on Exhibit B-2 attached hereto;

1.1.3 All of Seller’s right, title and interest, if any, in all intangible assets of any nature relating to the Land, the Improvements, and the Tangible Personalty, including without limitation, all of Seller’s right, title and interest in all (i) warranties and guaranties relating to the Improvements or Tangible Personalty, if any, (ii) all entitlements, permits, and approvals, and (iii) all plans, specifications and construction documents, in each case only to the extent that Seller may legally transfer the same, to the extent in Seller’s possession or control (the “Intangible Personalty”). For absence of doubt, the parties will work together in good faith to determine and agree as to whether the existing environmental insurance policy issued on March 6, 2015 related

Exhibit 10.1

Certain material (indicated by three asterisks in brackets [***]) has been omitted from this document because it is both (1) not material and (2) would be competitively harmful if publicly disclosed to the Property (the “Insurance Policy”) will be modified to name the Buyer, its Lender or any assigns as “named insureds” at closing or otherwise, all subject to any approvals or consents required by the insurer under such policy. For purposes of this Section 1.1.3, the Insurance Policy is excluded from the Intangible Personalty.

Article II.
PURCHASE PRICE

2.1 Purchase Price. The purchase price for the Property (the “Purchase Price”) is Twenty-One Million Five Hundred Thousand and 00/100 Dollars ($21,500,000.00), to be paid by Buyer to Seller, subject to the terms and conditions hereinafter set forth.

2.2 Deposit. On the first business day following execution of this Agreement, Buyer shall deliver to Stewart Title Guaranty Company, Attn: David G. Baghdady, David.Baghdady@stewart.com and (203) 612-9248 (“Escrow Agent”), in immediately available funds, to be held in escrow and delivered in accordance with this Agreement, a refundable cash deposit in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Deposit”). The Deposit shall be non-refundable to Buyer except in the event of a Seller default under Section 10.3 of this Agreement or as otherwise specifically provided elsewhere in this Agreement. The Deposit shall be held by the Escrow Agent in a non-interest-bearing account.

2.3 Payment at Closing. At the Closing (defined below), Buyer shall pay the balance of the Purchase Price by wire transfer pursuant to written instructions provided by Seller, and the Deposit shall be applied against the Purchase Price.

2.4 Payment of Monies. All monies payable under this Agreement at the time of the Closing, unless otherwise specified, shall be paid by wire transfer of immediately available funds.

2.4.1 Escrow Terms. (a) If for any reason the Closing does not occur and either party makes a written demand upon Escrow Agent for delivery of the Deposit, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within three (3) days after the giving of such notice, Escrow Agent is hereby authorized to make such delivery or payment. If Escrow Agent does receive such written objection within such three (3) day period, or if for any other reason Escrow Agent in good faith shall elect not to make such payment, Escrow Agent shall continue to hold the Deposit until it shall have received joint written instructions from the parties to this Agreement or an order from a court of competent jurisdiction but after the expiration of any appeal period provided there has been no filing of an appeal. Escrow Agent shall in addition have the right at any time to tender the Deposit to the clerk of a proper Massachusetts court. Escrow Agent shall give written notice of such court deposit to Seller and Buyer. Upon such deposit Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(b) The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any act or

Exhibit 10.1

Certain material (indicated by three asterisks in brackets [***]) has been omitted from this document because it is both (1) not material and (2) would be competitively harmful if publicly disclosed omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving negligence. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Agreement or involving negligence on the part of Escrow Agent.

(c) Escrow Agent has acknowledged agreement to these provisions by signing in the place indicated on the signature page of this Agreement.

(d) Escrow Agent is hereby designated as the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file a Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation. Seller and Buyer shall promptly furnish their federal tax identification numbers to Escrow Agent and shall otherwise reasonably cooperate with Escrow Agent in connection with Escrow Agent’s duties as real estate reporting person.

Article III.
BUYER’S DUE DILIGENCE REVIEW

3.1 Title. Buyer acknowledges that it has received a title commitment with a commitment date of January 4, 2022, file No. 2022RHINOESQUIRE (“Existing Title Commitment”) issued by Continental Law Group LLC as title agent for Stewart Title Guaranty Company (the “Title Company”). Within ten (10) Business Days following the Effective Date, Buyer shall obtain an updated title commitment (“Updated Title Commitment”) from the Title Company with such conditions and at such rates as are standard within the title insurance industry for a similar property in Middlesex County, Massachusetts.

3.2 Survey. Buyer acknowledges that it has employed Allen & Major Associates, Inc., as surveyor, and has received a draft ALTA survey (“Survey”) performed on the property. Within ten (10) Business Days following the Effective Date, Buyer may, at Buyer’s sole expense, request an updated Survey. 3.3 Title Examination.

3.3.1 Permitted Title Exceptions. The title to the Property shall be free from all encumbrances, except:

(a) provision of existing building and zoning laws;

(b) the standard exceptions as are found in an ALTA Owner’s Policy of Title Insurance;

(c) real estate taxes for the then current fiscal year as are not due and payable on or before the Closing;

Exhibit 10.1

Certain material (indicated by three asterisks in brackets [***]) has been omitted from this document because it is both (1) not material and (2) would be competitively harmful if publicly disclosed

(d) any liens for municipal betterments or special assessments assessed after the Closing; and

(e) those Schedule B, Part I exceptions numbered five (5) through fourteen (14), inclusive, contained in the Loan Policy of Title Insurance issued by Commonwealth Land Title Insurance Company on March 31, 2006 a copy of which has been delivered to Buyer prior to the Effective Date.

The encumbrances referenced in clauses (a) through (e) above, other than any Monetary Liens (hereinafter defined) shall be collectively referred to herein as the “Permitted Title Exceptions”. As used herein, the term “Monetary Liens” shall mean any mortgage, deed of trust, financing statement, mechanics’ or materialmens’ lien or other lien securing the payment of money. The amount of any past due unpaid taxes, assessments, water charges and sewer charges which Seller is obligated to pay and discharge, with the interest and penalties thereon at the time of the Closing, may at the option of Seller be paid out of the balance of the Purchase Price at the Closing, provided official bills therefor with interest and penalties thereon figured to said date are furnished by Seller at the Closing in form and substance satisfactory to Buyer’s counsel and the Title Company if Seller elects to pay such items prior to Closing, and Seller shall produce paid receipts satisfactory to Title Company and Buyer’s counsel at the Closing. Any outstanding Monetary Liens shall be paid in full at the Closing by closing counsel for the Title Company from Seller’s proceeds pursuant to written payoff letter(s) reasonably acceptable to Title Company, and discharges for said Monetary Liens may be procured within a reasonable time after the delivery of the Deed in accordance with Massachusetts conveyancing practices. The existence of any such taxes or charges shall not be deemed objections to title if Seller shall comply with the foregoing requirements.

3.3.2 Within five (5) days following Buyer’s receipt of both the Updated Title Commitment obtained pursuant to Section 3.1 and any update of the Survey obtained by Buyer pursuant to Section 3.2 (if obtained), Buyer shall have the right to object to any new title or survey matters (for absence of doubt, “new” title or survey matters shall mean those which first appear in the Updated Title Commitment or the updated Survey and were not set forth in the Existing Title Commitment or the existing Survey) and which are not Permitted Title Exceptions, by giving notice thereof (a “Title Defect Notice”) to Seller. Seller and Buyer acknowledge that any such Title Defect Notice will supplement the Buyer’s original Title Defect Notice dated February 14, 2022 and attached hereto as Exhibit X (the “Original Title Defect Notice”). Any such title exceptions or survey matters shall be referred to herein as a “Title Objection”. Any matter not objected to by Buyer in writing within the applicable required time frame shall be deemed waived by Buyer and shall be deemed to be a Permitted Title Exception. Notwithstanding anything to the contrary in this Agreement, Seller shall be obligated, on or before the Closing to discharge and remove of record at its expense all Monetary Liens. Seller shall be allowed until Closing to cure any Title Objection not constituting Monetary Liens but will be under no obligation to do so. Within five (5) days of receipt of Buyer’s Title Defect Notice, Seller shall advise Buyer in writing if Seller elects to remove or cause to be removed any Title Objections not constituting Monetary Liens at its expense on or before the Closing. Seller’s response will supplement the Seller’s response to the Original Title Defect Notice submitted on February 18, 2022 and attached hereto as Exhibit Y. If Seller’s written response indicates that Seller will not remove or cause to be

Exhibit 10.1

Certain material (indicated by three asterisks in brackets [***]) has been omitted from this document because it is both (1) not material and (2) would be competitively harmful if publicly disclosed removed some or all of the Title Objections not constituting Monetary Liens as described in Buyer’s Title Defect Notice, or if Seller fails to respond to timely respond to the Title Defect Notice, Buyer may (A) terminate this Agreement by written notice to Seller and Escrow Agent within five (5) days of receipt of such notice, the Deposit shall be immediately returned to Buyer, and the parties shall have no further rights or obligations hereunder; or (B) waive such Title Objections, in which event such Title Objections shall be deemed Permitted Title Exceptions and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. If Seller fails to timely respond to Buyer’s Title Defect Notice, Seller shall be deemed to have elected to not remove or cause to be removed any Title Objection not constituting Monetary Liens at its expense on or before the Closing. If Seller, after due and diligent efforts, is unable to remove any Title Objection it has committed to remove prior to the Closing, Buyer may, at its sole discretion, elect either to (x) terminate this Agreement by notice to Seller, in which event this Agreement shall terminate and the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder, (y) waive such Title Objections, in which event such Title Objections shall be deemed Permitted Title Exceptions and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price or (z) extend the Closing (not to exceed thirty (30) calendar days) in order to provide Seller additional time in which to attempt to remove any such Title Objections. The provisions of the preceding sentence shall not be construed or interpreted so as to permit Seller to avoid removing any Monetary Lien and/or any unpaid taxes, assessments, water charges and sewer charges which Seller is obligated to pay and discharge, with the interest and penalties thereon which, pursuant to the terms of this Agreement, are required to be removed by Seller prior to or concurrently with the Closing.

3.3.3 If on the Closing Date, as the same may be extended pursuant to the terms hereof, there are any Monetary Liens that Seller is required to remove or Title Objections that Seller has committed to remove as provided herein, Seller shall remove the same at the Closing to the reasonable satisfaction of Buyer. If the Closing occurs, Seller may use the proceeds of the Purchase Price to remove Monetary Liens and/or Title Objections provided that any lien release excepting discharges of mortgages from institutional lenders securing an outstanding monetary balance is recorded at the time of Closing.

3.4 Buyer’s Due Diligence Review. Buyer hereby confirms and acknowledges that prior to the Effective Date it has had an opportunity to review all documents, records and other information relating to the Property delivered to Buyer which were in Seller’s possession and delivered to Buyer. Buyer further confirms and acknowledges that its employees, agents, consultants, attorneys, prospective investors, lenders and other advisors working on Buyer’s behalf have had an opportunity to inspect, examine, test, appraise, and survey the Property as Buyer deemed necessary or desirable, including, but not limited to, investigations of the physical and environmental condition thereof and to determine the status of the Real Property. Further, Buyer was afforded the right to assess the physical condition of the Property and conduct non-invasive physical or environmental inspections of the Property at Buyer’s sole expense, including environmental inspections necessary to complete a so-called “Phase 1” Environmental Site Assessment. Based upon the foregoing inspection, investigations, and due diligence, Buyer hereby accepts the physical and environmental condition of the Property.

Exhibit 10.1

Certain material (indicated by three asterisks in brackets [***]) has been omitted from this document because it is both (1) not material and (2) would be competitively harmful if publicly disclosed

3.4.1 Except as otherwise expressly provided in Article 4, below, or in the Deed or any other documents executed and delivered by Seller in connection with the transaction contemplated by this Agreement, Seller disclaims the making of any covenants, representations, or warranties, express or implied, regarding the Property or matters affecting the Property, including, without limitation, the value of the Property, the income to be derived from the Property, the physical condition of the Real Property, title to or the boundaries of the Real Property, pest control matters, soil condition, hazardous waste, toxic substance or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, the rentable square footage of the Property, and any other matters which may be or could have been the subject of Buyer’s due diligence review, investigations, or inspections. Buyer, moreover, acknowledges and agrees that (a) Seller did not develop or construct the Property; (b) Buyer is a sophisticated investor, knowledgeable and experienced in the financial and business risks attendant to an investment in real property and capable of evaluating the merits and risks of entering into this Agreement and purchasing the Property; (c) Buyer has entered into this Agreement with the intention of making and relying upon its own (or its experts’) reviews, investigations, and inspections of the physical, environmental, economic and legal condition of the Property, including, without limitation, the mechanical, electrical, HVAC and other systems, and any other documents relating to the Property, the compliance of the Property with laws and governmental regulations, the operation of the Property and all other matters which may be or could have been the subject of Buyer’s due diligence review, investigations, or inspections, and at Closing Buyer shall be deemed to be on notice of all such matters; and (d) Buyer is not relying upon any covenants, representations, or warranties, other than those set forth in the Deed, the other documents executed and delivered by Seller at the Closing, and those representations specifically set forth in Section 4.1, below, made by Seller or anyone acting or claiming to act on Seller’s behalf concerning the Property. Buyer acknowledges and agrees that Seller does not guaranty the enforceability of any lease or contract, or the attainment of any income or expense projection. Buyer further acknowledges that it has not received from Seller any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying upon the advice of its own accounting, tax, legal, architectural, engineering, property management and other advisors. Subject to the provisions of the Deed and the other documents executed and delivered by Seller in connection with the Closing, including but not limited to the Lease, Buyer shall purchase the Property in its “AS IS” condition as of the date of this Agreement, and assumes the risk that adverse physical, environmental, economic or legal conditions may not have been revealed by its reviews, investigations, and inspections. Buyer’s agreement to purchase the Property “AS IS” is a material inducement to Seller to agree to sell the Property at the Purchase Price provided herein. Seller shall have no obligation to repair, improve, or modify the Property prior to the Closing Date, and no liability for any subsequently discovered defects, whether latent or patent.

3.4.2 From and after the Closing Date, except as set forth herein and in the Lease, Buyer shall assume all risks with respect to the Property, known and unknown, suspected and unsuspected. Except as set forth herein, Buyer and its agents, employees, affiliates, successors and assigns, shall be solely liable for, and shall indemnify, defend and hold harmless Seller, its agents, employees, affiliates, successors and assigns from any and all claims, demands, causes of action, and liabilities, at law or in equity, including without limitation Environmental Laws, known or unknown, suspected or unsuspected, relating to personal injury, property damage, economic loss,

Exhibit 10.1

Certain material (indicated by three asterisks in brackets [***]) has been omitted from this document because it is both (1) not material and (2) would be competitively harmful if publicly disclosed or other damages suffered by Buyer or any third party on or after the Closing Date arising out of the physical, environmental, economic, legal or other condition of the Property (collectively referred to hereinafter as “Claims”), even if the proximate or legal cause of such Claims relate to a condition, known or unknown to Buyer, which was in existence prior to the Closing Date, except for [***]. Subject to the representations and warranties contained in this Agreement, the Deed and the other documents executed and delivered by Seller in connection with the Closing, effective as of the Closing Date, Buyer and its agents, employees, affiliates, successors, and assigns, knowingly and intentionally releases Seller and its agents, employees, affiliates, successors, and assigns, from any and all such Claims, known or unknown, suspected or unsuspected. Except as otherwise set forth herein, Buyer’s agreements herein to assume all risks with respect to the Property, and release and indemnify Seller with respect to all actual or potential Claims, are a material inducement to Seller to agree to sell the Property at the Purchase Price provided herein. [***]

3.4.3 Except as otherwise set forth in the Agreement, Buyer expressly assumes, at Closing, all liabilities under Environmental Laws with respect to the Property and, excepting instances of fraud, intentional misconduct or intentional misrepresentation(s), releases and indemnifies Seller from same. The term “Environmental Laws” means any federal, state or local law (including common law), code, ordinance, governmental order, and regulation: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, soil-gas, surface water or groundwater, or subsurface strata) or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term “Environmental Legal Requirement” includes the following (including their implementing regulations and any state analogs): CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq., and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq., all as amended, and all other comparable federal, state or local environmental, conservation or protection laws, rules or regulations. All statements of fact or disclosures, if any, made in this Agreement or in connection with this Agreement, do not constitute warranties or representations of any nature. The term “Hazardous Substances” means any: (a) material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Legal Requirement or any of the foregoing to which Liability or standards of conduct may be imposed, or which requires or may require investigation under any applicable Environmental Legal Requirements, and (b) petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos or asbestos-containing materials in any form, lead or lead-containing materials, urea formaldehyde foam insulation, per- or poly-fluoro alkyl substances and polychlorinated biphenyls. The foregoing provisions 3.4.1, 3.4.2 and 3.4.3 shall survive Closing and shall not be deemed merged into any instrument of conveyance delivered at Closing.

Exhibit 10.1

Certain material (indicated by three asterisks in brackets [***]) has been omitted from this document because it is both (1) not material and (2) would be competitively harmful if publicly disclosed

3.5 Negotiation of BTU Lease. During the period between the Effective Date and the Closing Date, Buyer, as landlord, and Seller, as tenant, shall negotiate and agree upon a commercially reasonable final form of lease for the Property which lease shall be based upon market “absolute triple net” lease terms for a term of two (2) years at a base rent of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) per year (the “BTU Lease”). The BTU Lease shall contain a provision whereby Buyer consents to (i) the termination of the Compass Lease (the “Existing Lease Termination”) as of the date of Closing, and (ii) a commercially reasonable sublease between Seller, as Sublessor, and Compass, as Sublessee (the “Sublease”).

Article IV.
REPRESENTATIONS and warranties OF SELLER

Seller hereby represents and warrants to Buyer as follows:

4.1 Effective Date of Representations. Seller represents that the following matters are true and correct as of the signing of this Agreement with respect to the Property and shall be true and correct as of the Closing Date. Notwithstanding the foregoing, if Seller provides Buyer with written notice that a representation or warranty contained in this Article IV is not true at Closing, Seller’s representations shall be deemed modified to the extent of such disclosure.

4.2 Existence. Seller is a duly organized, validly existing corporation under the laws of Delaware duly authorized to conduct business in the Commonwealth of Massachusetts.

4.3 Ability to Perform. Seller has full right, power and authority to execute, deliver and consummate the transaction contemplated under this Agreement including, without limitation, conveying a fee simple interest in the Property to Buyer without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties. The person signing this Agreement on behalf of Seller is authorized to do so.

4.4 No Impediments. There are no threatened or pending actions, suits, arbitration, unsatisfied orders or judgments, government investigations or proceedings by or affecting Seller or the Property, which affect title to the Property or which question the validity or enforceability of this Agreement, or of any action taken by Seller under this Agreement, in any court or before any governmental authority, domestic or foreign.

4.5 No Conflict. The execution, delivery and performance of this Agreement by Seller does not and will not conflict with or result in a breach of or default under the organizational documents of Seller, and does not and will not result in a breach of any condition or provision of, or constitute a default under, or result in the acceleration, creation or imposition of any lien, charge or encumbrance upon the Property by reason of the terms of any contract, lease, mortgage, lien, agreement, indenture, instrument, decree or judgment to which the Seller is a party or which is binding upon Seller or which affects the Property and, in each case, will not be extinguished in connection with the Closing.

4.6 Lease; Tenants. There are no leases, licenses or other rental agreements or occupancy agreements (written or verbal) which grant any possessory interest in the Property or

Exhibit 10.1

Certain material (indicated by three asterisks in brackets [***]) has been omitted from this document because it is both (1) not material and (2) would be competitively harmful if publicly disclosed that otherwise give rights with regard to the use of the Property, except for that certain Lease Agreement by and between Seller and Compass Packaging Solutions, Inc. (“Compass”) dated January 31, 2016, as amended by that Lease Addendum dated April 12, 2016, copies of which have been provided to Buyer prior to the Effective Date (the “Compass Lease”). The Compass Lease shall be terminated effective as of the Closing Date. Except for the Sublease and the BTU Lease to be executed at Closing, Seller shall not enter any rental or lease agreements for possession of any portion of the Property which grants possession either prior to or subsequent to Closing. The copy of the Compass Lease delivered by Seller to Buyer is a complete and accurate copy of the only written lease affecting the Property.

4.6.1 Seller has not delivered or received any written notice of termination or default under the Compass Lease, and to Seller’s knowledge there are no existing or uncured defaults. Compass has not asserted any defense, set-off, or counterclaim with respect to its tenancy or its obligation to pay rent, additional rent, and other charges pursuant to its lease. No tenant improvement work remains to be performed by the landlord under the Compass Lease, no tenant improvement allowance or portion thereof remains to paid by the landlord under the Compass Lease, and there are no other monetary or nonmonetary concessions or inducements to be paid, credited or performed by the landlord under the Compass Lease.

4.6.2 Seller has not received any notice (whether written or oral) from Compass terminating the Compass Lease or advising Seller of Compass’s intention or desire to vacate its premises prior to the end of its current term or otherwise. Notwithstanding the foregoing, the parties acknowledge that the Compass Lease shall be terminated effective as of the Closing Date.

4.6.3 The Compass Lease is in full force and effect and has not been amended, terminated, renewed or extended in accordance with the terms of such lease. Notwithstanding the foregoing, the parties acknowledge that the Compass Lease shall be terminated effective as of the Closing Date.

4.6.4 As of the Closing, Seller has not pledged or otherwise hypothecated its interest as landlord under the Compass Lease, which pledge or hypothecation remains outstanding.

4.6.5 Compass is in possession of its premises.

4.7 Contracts. Exhibit E lists all outstanding service contracts, construction contracts, maintenance contracts, leasing commission contracts, management contracts, or any other contract made by Seller with respect to the Property.

4.8 Condemnation/Government Taking; Assessments. Seller has not received any written notice of pending or contemplated condemnation, eminent domain, government taking or annexation actions affecting the Property. To Seller’s knowledge, no assessments for public improvements have been made against the Property which are unpaid, including, without limitation, those for construction of sewer or water lines, streets, sidewalks, curbs or public transportation facilities (including railroad lines and railroad stations). Seller has not received any written notice of any proposed increase in the assessed valuation of the Property.

Exhibit 10.1

Certain material (indicated by three asterisks in brackets [***]) has been omitted from this document because it is both (1) not material and (2) would be competitively harmful if publicly disclosed

4.9 Bankruptcy. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally. Seller has received no written notice of (a) the filing of an involuntary petition by Seller’s creditors, (b) the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, or (c) the attachment or other judicial seizure of all, or substantially all, of Seller’s assets.

4.10 Compliance with Law. To Seller’s knowledge, there exist no violations of any laws, rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is now operated, and/or other licenses or permits, including those relating to Hazardous Substances, which matter remains uncured.

4.11 No Right to Purchase. Except for the right of first offer set forth in the Compass Lease, which is more particularly set forth on Exhibit F attached hereto (the “Compass ROFO”), there exists no option, right of first refusal, or right of first offer relating to the Property. Compass has waived its rights under Compass ROFO, which waiver is attached hereto as Exhibit F-1 and which waiver has been extended pursuant to the Extension Letter attached hereto as Exhibit F-2.

4.12 Ownership of Fixtures. Seller owns all fixtures, appliances and equipment included in the sale of the Property, with full and complete ownership thereof being transferred to Buyer. To Seller’s knowledge, there are no conditional sales or retail installment sales agreements applicable to any fixtures or personal property conveyed hereunder, which will be binding upon the Buyer subsequent to the Closing.

4.13 No Insurance Notice. Seller has not received any written notice from any insurance company or inspection or rating bureau setting forth any requirements as a condition to the continuation of any insurance coverage on or with respect to the Property or the continuation of such insurance coverage at the existing premium rates.

4.14 Liens. To Seller’s knowledge, there are no sums due and owing for work and/or materials commissioned by Seller with respect to the Property and related improvements which could form the basis of a mechanic’s lien pertaining to the Property and/or related improvements; there are no tax and/or water and sewer liens.

4.15 Actions Prior to Closing. That Seller will not take any action which will cause any of the foregoing representations and warranties to become untrue between the date hereof and the Closing Date.

4.16 Environmental Studies. Seller has made available to Buyer all material environmental site assessments relating to the Property which are in Seller’s possession. Seller has not received written notice from any governmental authority regarding the presence or alleged presence of any Hazardous Substances on the Property that has not been resolved.

4.17 Litigation. Seller has not been threatened with or received notice of any legal action, suit or proceeding against the Seller affecting the Property before or by any federal or state court, commission, regulatory body, or administrative agency, domestic or foreign, which would,

Exhibit 10.1

Certain material (indicated by three asterisks in brackets [***]) has been omitted from this document because it is both (1) not material and (2) would be competitively harmful if publicly disclosed if determined adversely to Seller, materially and adversely affect the use or the value of the Property.

4.18 No Septic. The Property does not contain and is not serviced by a septic system.

4.19 No Options. Other than the Compass ROFO, Seller has not entered into any other contract or agreement (whether written or oral) to sell, assign, lease or otherwise transfer the Property or any part thereof, which is currently in effect, and there exists no outstanding option, right of first refusal, or right of first offer relating to the Property. Seller shall indemnify and hold harmless Buyer from and against all claims, actions, proceedings, losses and liabilities and expenses arising from or related to Compass ROFO, which indemnification for survive for a period of one (1) year following Closing.

4.19 Survival of Representations and Warranties. Seller’s representations, warranties and agreements set forth in this Agreement shall survive the Closing or termination of this Agreement for a period of one (1) year. Seller acknowledges and agrees that Buyer is relying on the accuracy of the foregoing representations and warranties in entering into this Agreement and any inaccuracy in Seller’s representations and warranties and/or Seller’s failure to notify Buyer prior to the Closing Date of any inaccuracies therein shall be deemed a default by Seller under this Agreement

Article V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1 Effective Date of Representations. Buyer represents that the following matters are true and correct as of the signing of this Agreement with respect to the Property and shall be true and correct as of the date of the Closing.

5.2 Existence. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

5.3 Authority. Buyer has full power to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. The person signing this Agreement on behalf of Buyer is authorized to do so.

5.4 Bankruptcy. Buyer has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally. Buyer has received no written notice of (a) the filing of an involuntary petition by Buyer’s creditors, (b) the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, or (c) the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets.

Article VI.
CLOSING CONDITIONS

Exhibit 10.1

Certain material (indicated by three asterisks in brackets [***]) has been omitted from this document because it is both (1) not material and (2) would be competitively harmful if publicly disclosed

6.1 Conditions to the Buyer’s Obligations to Close. The obligation of Buyer to consummate the transaction contemplated hereunder is contingent upon the following:

(a) Seller agrees to convey, and Buyer agrees to accept, full possession of the Property, subject only to the rights of Seller, as tenant under the BTU Lease, the rights of Compass under the Sublease, upon Closing and execution of the BTU Lease by good and sufficient quitclaim deed (the “Deed”) running to the Buyer or Buyer’s nominee, which Deed shall convey good and clear record and marketable title to the Property, insurable by a nationally recognized title insurer, free from encumbrances, except for Permitted Title Exceptions.

(b) As of the Closing Date, Seller shall have performed its obligations hereunder and all deliveries to be made on or before Closing (including, without limitation, pertaining to the Title V Inspection Requirements and delivery of the BTU Estoppel and BTU SNDA) have been tendered and the Deed shall have been duly recorded.

(c) Seller shall have removed and discharged the Monetary Liens (if any) and terminated or removed any Title Objections which Seller has agreed to remove and Buyer shall receive good, clear, record and marketable title to the Property free and clear of all liens and encumbrances other than the Permitted Title Exceptions.

(d) Subject to Seller’s commencement of certain improvements and modifications to the Property described in Article IX hereof, the physical condition of the Property and the Tangible Personalty shall be substantially the same as that existing on the Effective Date, ordinary wear and tear excepted.

(e) Subject to any modifications thereof based upon Seller’s disclosures between the Effective Date and the Closing Date, all of Seller’s representations and warranties set forth in this Agreement shall be true and correct as of the Closing Date.

(f) There shall not have occurred between the Effective Date and the Closing Date, inclusive, destruction of or damage or loss to the Property (whether or not covered by insurance proceeds) from any cause whatsoever the cost of which to repair exceeds 10% of the Purchase Price. Seller shall promptly notify Buyer of any such damage, destruction or loss (irrespective of whether or not it exceeds such 10%), and, if applicable, Buyer shall have ten (10) Business Days after receipt of such notice in which to elect to terminate this Agreement and receive a refund of the Deposit. If Buyer in good faith estimates that the cost to repair will exceed such 10%, such estimate by Buyer shall be controlling for purposes of the foregoing, unless such estimate is manifestly unreasonable. If Buyer does not elect to terminate this Agreement within such period or is not so entitled to terminate this Agreement, then the parties shall proceed with the Closing in which case Seller shall initiate any appropriate claims for proceeds from the insurance policies covering such destruction or damage and facilitate the complete repair of such damage prior to the Closing or Buyer may elect to close prior to repair of any damage and accept from Seller an assignment of all sums recoverable on account of such insurance and Seller will pay to Buyer any deductible.

Exhibit 10.1

Certain material (indicated by three asterisks in brackets [***]) has been omitted from this document because it is both (1) not material and (2) would be competitively harmful if publicly disclosed

(g) As a condition to Buyer’s obligation to perform hereunder (and not as a default), that there shall not have occurred at any time or times on or before the Closing Date any taking or threatened taking of the Property or any material part thereof by condemnation, eminent domain or similar proceedings; provided, however, Buyer may elect to waive such condition in which case Seller shall assign to Buyer at Closing all of Seller’s right, title and interest in and to any proceeds resulting from any such proceeding.

(h) Title to the Property is insurable for the benefit of the Buyer on a standard American Land Title Association form insurance policy currently in use by a title insurance company licensed to do business in the Commonwealth of Massachusetts, subject only to those printed exceptions to title normally included in the “jacket” to such form and to the Permitted Title Exceptions.

(i) The Property shall not be in violation of any state or municipal building or zoning laws, codes, ordinances, by-laws and the like.

(j) The parties shall have agreed upon the form of BTU Lease to be executed and delivered at Closing.

(k) Receipt of the Updated COIs (as hereinafter defined) from Seller.

(l) Receipt of the BTU Estoppel.

The Buyer shall be entitled to inspect said Property prior to the delivery of the deed in order to determine whether the condition thereof complies with the terms of this Agreement.

6.2 Conditions to the Seller’s Obligations to Close. The obligation of Seller to consummate the transaction contemplated hereunder is contingent upon the following:

(a) Buyer having performed its obligations hereunder and having tendered all deliveries to be made on or before Closing, including, without limitation, delivery of the Purchase Price to the Title Company.

(b) All of Buyer’s representations and warranties set forth herein shall be true and correct in all material respects.

(c) The parties shall have agreed upon the form of BTU Lease to be executed and delivered at Closing.

(d) Seller and Compass shall have agreed upon the form of termination of the Compass Lease and a new sublease between Seller and Compass, each to be executed and delivered in connection with Closing.

6.3 Outside Closing Date. Notwithstanding anything to the contrary contained in this Agreement, if, for any reason whatsoever, the Closing has not occurred on the date which is four (4) months following the Effective Date, then at any time thereafter, either party may, by notice to the other party and Escrow Agent, terminate this Agreement. In such event, the Escrow Agent

Exhibit 10.1

Certain material (indicated by three asterisks in brackets [***]) has been omitted from this document because it is both (1) not material and (2) would be competitively harmful if publicly disclosed shall immediately return the Deposit and any interest accrued thereon to Buyer and this Agreement shall terminate without further recourse to either party hereto.

6.4 Financing Contingency. Buyer’s obligations under this Agreement are expressly contingent upon Buyer obtaining all necessary financing approvals and commitments from its lender(s) (collectively, the “Loan Approval”) on or before 5:00 p.m. Eastern time on Friday, April 22, 2022 (the “Contingency Period”). In the event Buyer does not obtain the Loan Approval within the Contingency Period, then Buyer may terminate this Agreement by delivering written notice thereof to Seller, which notice must be delivered prior to the expiration of the Contingency Period and in such event, the Earnest Money shall be returned to Buyer. The Contingency Period shall automatically terminate and expire upon Buyer’s receipt of the Loan Approval. For absence of doubt, if Buyer does not deliver written notice of termination of this Agreement to Seller prior to the end of the Contingency Period, then Buyer’s right to terminate this Agreement shall automatically expire and the parties shall thereafter proceed to Closing in accordance with this Agreement.

Article VII.
OBLIGATIONS OF SELLER PRIOR TO CLOSING

Seller covenants that between the date of this Agreement and the Closing:

7.1 No Leases or Agreements. Except for the Sublease and the BTU Lease (each to be executed in conjunction with Closing), Seller shall not enter into any lease, license, occupancy agreement or other agreement (except as provided in Section 7.4.1(iv) below), or covenant relating to possession or occupancy or any right to use the Property.

7.2 Contracts. Seller shall not, without Buyer’s written consent, enter into any new contract respecting the Property which shall be binding upon Buyer.

7.3 No Encumbrances. Seller shall not encumber the Property with any matter except such as may be approved by Buyer in its sole and absolute discretion.

7.4 Operation of Property.

7.4.1 Seller will (i) continue to operate, manage and maintain the Property through the Closing Date in accordance with the Seller’s present practice, subject to ordinary wear and tear, (ii) not make any alterations or additions to the Property without first obtaining Buyer’s written approval, except as may be required by law or as may reasonably be required for the prudent repair and maintenance of the Property, (iii) not cancel, amend or modify in any respect any certificate, license, approval or permit held by or on behalf of Seller with respect to the Property, and (iv) not enter into any new contract for maintenance or otherwise relating to the Property except for renewals on a short-term basis (cancellable upon forty-five (45) days’ notice) only for any existing contracts coming due.

7.4.2 Seller will maintain until the Closing Date general commercial liability and fire and extended coverage insurance on the Property which is at least equivalent in all material respects to the insurance policies covering the Property as of the signing of this Agreement copies

Exhibit 10.1

Certain material (indicated by three asterisks in brackets [***]) has been omitted from this document because it is both (1) not material and (2) would be competitively harmful if publicly disclosed of certificates of such insurance covering the Property. All risk of loss shall remain with the Seller until the Closing.

7.4.3 Seller agrees not to transfer or remove any Tangible Personalty from the Property as of the signing of this Agreement except for repair or replacement thereof. Any items of Tangible Personalty which may be so repaired or replaced shall be promptly installed prior to Closing and shall be of substantially similar quality to the item of Tangible Personalty being replaced.

7.5 Notice. Seller shall, within five (5) business days of Seller’s discovery, give Buyer reasonably detailed notice of: (1) any fire, flood or other materially adverse change with respect to the Property which Seller obtains knowledge; (2) any actual or proposed condemnation (or proceeding in lieu thereof); (3) any written notice received by Seller claiming that the Property or use and operation thereof fails to comply with applicable legal requirements; and (4) any written notice received by Seller concerning any pending or threatened litigation or administrative proceeding affecting the Property.

Article VIII.
THE CLOSING

8.1 Closing. Except as otherwise provided in this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 A.M. on the date that is sixty (60) days following the expiration of the Contingency Period (the “Closing Date”). The Closing shall take place as an escrow closing by Seller’s delivery of the items under Sections 8.2 and 8.4 hereof to the Escrow Agent, Buyer’s lender’s counsel, or other mutually agreeable third party, on or in advance of the Closing. At the Closing, Buyer and Seller shall perform their respective obligations as set forth in Sections 8.2, 8.3 and 8.4 hereof, the performance of such obligations being concurrent conditions. In addition, Buyer and Seller shall execute such transfer statements and returns, closing statements, acknowledge and other ministerial instruments and take such further actions as may be reasonably necessary to complete the transactions contemplated by this Agreement. The recordation and filing of documents and instruments with registries of deeds and other government offices, and the transfer of the Purchase Price to Seller, shall be attended to by the Title Company pursuant to instructions provided jointly by Buyer and Seller or any other means reasonably satisfactory to Buyer and Seller.

8.1.1 Buyer Extension Right. Buyer shall have the right to extend the Closing for an additional fifteen (15) day period by providing written notice to Seller no later three (3) days prior to the Closing Date and delivering to Escrow Agent immediately available funds in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00) to be added to the Deposit.

8.1.2 Seller Extension Right. Seller shall have the right to extend the Closing for an additional fifteen (15) days by giving Buyer written notice thereof at least three (3) days prior to the Closing Date, so long as such extension does not result in the expiration of Buyer’s financing commitment.

Exhibit 10.1

Certain material (indicated by three asterisks in brackets [***]) has been omitted from this document because it is both (1) not material and (2) would be competitively harmful if publicly disclosed

8.2 Seller’s Closing Deliveries. At the Closing, Seller shall deliver the following to Buyer:

(a) The Deed in recordable form properly executed by Seller conveying good and clear record and marketable title to the Real Property to Buyer in fee simple, subject to the Permitted Title Exceptions and in form acceptable to the Title Company.

(b) Such affidavits and indemnities as the Title Company may reasonably require in order to omit from its title insurance policy all exceptions for parties in possession (subject, however, to the BTU Lease and the Sublease), municipal liens (other than real estate taxes which are not yet due and payable) and mechanic’s liens, and such evidence as Title Company may reasonably require as to the authority of the person, or persons, executing documents on behalf of Seller and a certificate of good standing for Seller.

(c) A certificate executed by Seller to the effect that all of the representations and warranties set forth in Article IV (subject to any modifications thereof based upon Seller’s disclosures between the Effective Date and the Closing Date) are true and correct as of the Closing Date.

(d) Evidence reasonably acceptable to Buyer and Title Company as to the due authorization of the delivery of the Deed, including an executed and certified copy of the authorization of Seller’s Board of Directors, shareholders, or manager(s), and other documents required by this Agreement to be executed by Seller.

(e) An affidavit duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act.

(f) A closing statement duly executed by Seller describing the sources and uses of funds in connection with the Closing.

(g) An assignment and assumption agreement, in the form attached hereto as Exhibit G, together with originals, or copies if originals are not available, of the items named therein, duly executed by Seller, which agreement will provide (A) Seller’s assignment of, and Buyer’s assumption of Tangible Personalty and Intangible Personalty; and (B) no representations and warranties from Seller other than as expressly set forth in this Agreement.

(h) A subordination, non-disturbance and attornment agreement, executed by Seller as tenant under the BTU Lease, in a commercially reasonable form provided by Buyer or Buyer’s mortgagee (the “BTU SNDA”).

(i) Tenant Estoppel. A tenant estoppel, executed by BTU, in a commercially reasonable form provided by Buyer, certifying (i) that the BTU Lease is unmodified and in full force and effect; (ii) the date upon which BTU began paying rent and the dates to which the rent and other charges have been paid; (iii) that BTU is not in default under any provision of the BTU Lease; (iv) BTU is in occupancy and paying rent on a current basis with no rental offsets or claims; (v) that there has been no prepayment of rent other than that provided for in the BTU Lease; (vi) that there

Exhibit 10.1

Certain material (indicated by three asterisks in brackets [***]) has been omitted from this document because it is both (1) not material and (2) would be competitively harmful if publicly disclosed are no actions, whether voluntary or otherwise, pending against BTU under the bankruptcy laws of the United States or any state thereof; (vii) BTU is not entitled to any outstanding option, right of first refusal, or right of first offer relating to the Property; and (viii) such other commercially reasonable matters as may be reasonably required by Buyer or Buyer’s mortgagee (the “BTU Estoppel”). If requested by Buyer’s mortgagee, Seller shall use commercially reasonable efforts to obtain and deliver estoppels executed by Compass, in a commercially reasonable form provided by Buyer’s mortgagee, certifying (i) the termination of the Compass Lease, (ii) the existence and terms of the Sublease, (iii) with respect to Compass, the waiver of the Compass ROFO and (iii) such other commercially reasonable matters as may be reasonably requested by Buyer or Buyer’s mortgagee.

(i) SNDA. A subordination, non-disturbance and attornment agreement, executed by BTU, in a commercially reasonable form provided by Buyer or Buyer’s mortgagee (the “BTU SNDA”).

(j) Tenant Insurance Certificates. Seller shall reasonably cooperate with Buyer and Buyer’s mortgagee to obtain from Seller updated certificates of insurance (the “Updated COIs”), naming Buyer and Buyer’s mortgagee as additional insureds and loss payee, respectively, and otherwise in a form reasonably satisfactory to Buyer and Buyer’s mortgagee.

(j) The following items, to the extent in Seller’s possession: (i) a copy of any keys for all doors and spaces which may be locked (whether occupied or not); (ii) all original plans and specifications, alarm/keypad codes and passwords and other materials reasonably necessary to the continuity of operation of the Property; and (iii) the originals of any contracts and the licenses and permits.

(k) Existing Lease Terminations. Termination agreements terminating the Compass Lease, executed by Seller and Compass, being effective not later than the Closing Date, in commercially reasonable forms provided by Buyer and satisfactory to Buyer, Buyer’s mortgagee and the Title Company.

(l) A bill of sale, in substantially the form attached hereto as Exhibit H, for all Tangible and Intangible Property which shall be conveyed free from all encumbrances.

(m) Originals or copies of all plans, permits, governmental approvals, land use, material environmental and building permits in Seller’s possession or control and originals or copies of all certificates of occupancy, licenses, variances and the like relating to the Property in Seller’s possession or control.

(n) Seller shall execute and deliver simultaneously with the delivery of the deed, and when required shall on oath swear to the truth of the matters therein set forth, such documents as may reasonably be required by Buyer’s lender, Buyer’s counsel, or Buyer’s lender’s counsel, or the title insurance company insuring the Property for Buyer, including without limiting the generality of the foregoing, certifications, or affidavits with respect to: (a) that there are no persons or parties in possession of the Property other than Seller and Compass; (b) that there are no facts or conditions which may give rise to mechanic’s or materialmen’s liens; (c) an affidavit pursuant to Section 1445 of the Internal Revenue Code; (d) urea formaldehyde foam insulation (“UFFI”)

Exhibit 10.1

Certain material (indicated by three asterisks in brackets [***]) has been omitted from this document because it is both (1) not material and (2) would be competitively harmful if publicly disclosed

Disclosure Affidavit stating that to the best of Seller’s knowledge there is none; and (f) 1099 reporting form.

(o) A counterpart of the BTU Lease, executed by Seller and effective as of the Closing Date.

(p) Such documents, certificates or the like, whether signed by Seller or Compass, reasonably required by Buyer’s mortgagee or the Title Company to supplement, modify or confirm Compass’s waiver of the Compass ROFO.

8.3 Possession. At the time of Closing, Seller shall deliver to Buyer full possession of the Property, free of tenants and occupants, subject to the Sublease and the BTU Lease, and the terms and conditions of Section 8.1 above.

8.4 Buyer’s Closing Deliveries. At the Closing, Buyer shall:

(a) Deliver the Purchase Price to Escrow Agent, as adjusted as provided for in this Agreement.

(b) Deliver any other documents required by this Agreement to be executed or delivered by Buyer.

(c) Provide evidence reasonably acceptable to Seller as to the due authorization of the delivery of the documents required by this Agreement to be executed by Buyer.

(d) Countersign the closing statement describing the sources and uses of funds in connection with the Closing.

(e) Deliver a certificate to the effect that all representations and warranties of Buyer herein remain true and correct as of the Closing Date.

(f) Deliver a counterpart copy of the BTU Lease executed by Buyer and effective as of the Closing Date.

(g) Deliver counterpart copies of the BTU SNDA, in each case executed by Buyer and Buyer’s lender.

8.5 Expenses. Buyer shall pay all costs and expenses associated with (i) its due diligence review, (ii) its own counsel fees, (iii) any amounts charged by parties providing debt or equity financing to Buyer or by counsel to such parties, (iv) all owner’s and lender’s title insurance premiums and costs, (v) any survey costs, (vi) one-half the fees and costs due Escrow Agent for its services, if any; (vii) all recording and filing fees in connection with the recording of the Deed and other recording/fees customarily paid by buyers in the Billerica, Massachusetts area; and (viii) and such other closing costs as are customarily paid by a buyer in the jurisdiction where the Property is located. Seller shall pay (i) its own counsel fees, (ii) excise or deed stamp taxes payable upon recordation of the Deed, (iii) brokerage fees owed to the Broker pursuant to Section 11.1, (iv) one-half the fees and costs due Escrow Agent for its services, if any, (v) the costs of releasing

Exhibit 10.1

Certain material (indicated by three asterisks in brackets [***]) has been omitted from this document because it is both (1) not material and (2) would be competitively harmful if publicly disclosed all liens (including without limitation, Monetary Liens), judgments, and other encumbrances to be released and recorded at the time of Closing, and (vi) such other closing costs as are customarily paid by a seller in the jurisdiction where the Property is located. Any other closing costs not specifically designated as the responsibility of either party shall be paid by Seller and Buyer according to the usual and customary practice in Billerica, Massachusetts.

Article IX.
permitted improvements to property prior to closing

Buyer hereby consents to Seller’s commencement of certain modifications and improvements to the Property between the Effective Date and Closing, which modifications and improvements will be completed at Seller’s sole cost and expense, and will include: (a) the creation of a new customer-facing lab and showroom space within the portion of the Property occupied by Seller; and (b) installation of a new overhead crane within Bay 3 of the Property. Seller will be solely responsible for obtaining all permits and approvals necessary in connection with such construction, will promptly pay all costs related to such construction, and shall be responsible for obtaining mechanic’s and materialmen’s lien waivers from its general contractor documenting payment and upon request will deliver the same to Buyer or the Escrow Agent.

Article X.
FAILURE TO PERFORM

10.1 Buyer’s Default. If the Closing does not occur because of Buyer’s failure to fulfill its obligations under Section 8.4 of this Agreement, then: (i) this Agreement shall terminate; (ii) the Deposit shall be paid to and retained by Seller as liquidated damages and Seller’s sole and exclusive remedy; and (iii) except as otherwise expressly provided herein, Seller and Buyer shall have no further obligations to each other. BUYER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER IN THE EVENT OF A DEFAULT BY BUYER UNDER THIS AGREEMENT WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IF THE CLOSING SHOULD FAIL TO OCCUR AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT SELLER AND BUYER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH. BUYER AND SELLER AGREE THAT SELLER’S RIGHT TO RETAIN THE DEPOSIT SHALL BE SELLER’S SOLE AND EXCLUSIVE RECOURSE AND REMEDY, AT LAW AND IN EQUITY, FOR BUYER’S FAILURE TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

10.2 Use of Money to Clear Title. To enable the Seller to make conveyance as herein provided, the Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that all instruments so procured are recorded simultaneously with the delivery of the Deed, or are delivered thereafter in accordance with local conveyancing practice with respect to the recording of a mortgage discharge from an institutional lender securing an outstanding monetary obligation.

Exhibit 10.1

Certain material (indicated by three asterisks in brackets [***]) has been omitted from this document because it is both (1) not material and (2) would be competitively harmful if publicly disclosed

10.3 Default by Seller. If Seller defaults in its obligation to sell the Property to Buyer in accordance with the terms of this Agreement, then Buyer may, as its only and exclusive remedies at law or in equity: (i) terminate this Agreement by giving written notice thereof to Seller and Escrow Agent, in which event the Deposit shall promptly be returned to Buyer and Seller shall reimburse Buyer for reasonable costs and expenses incurred by Buyer (including attorneys’ fees) in connection with this Agreement; or (ii) waive such default and consummate the purchase in accordance with the terms of this Agreement.

ARTICLE X
BROKERAGE

10.4 Brokerage Fees. Seller and Buyer mutually represent and warrant that they have not dealt with any brokers in connection with this purchase and sale other than JLL (the “Broker”) and that neither Seller nor Buyer knows of any broker other than Broker who has claimed or may have the right to claim a commission in connection with this purchase and sale. Seller shall be responsible for the payment of all brokerage or finder’s fees in connection with this transaction due to the Broker upon the execution, delivery and recording of the Deed and not otherwise. Seller and Buyer shall indemnify and defend each other against any costs, claims or expenses, including attorneys’ fees, arising out of the breach on their respective parts of any representations, warranties or agreements contained in this Section 11.1. The representations and obligations under this Section shall survive the Closing or, if the Closing does not occur, the termination of this Agreement.

Article XI.
NOTICES

11.1 Effective Notices. All notices under this Agreement shall be given in writing and shall be delivered personally, or by overnight mail by a nationally recognized courier which provides evidence of receipt, addressed as set forth below or as Seller or Buyer shall otherwise have given notice as herein provided. Notices shall be effective on the date received. All notices shall be sent as follows:

Exhibit 10.1

Certain material (indicated by three asterisks in brackets [***]) has been omitted from this document because it is both (1) not material and (2) would be competitively harmful if publicly disclosed

If to Seller:	BTU International, Inc. 23 Esquire Road North Billerica, MA 01862 Attn: Rob DiMatteo [***] Amtech Systems, Inc. 131 South Clark Drive Tempe, AZ 85281 Attn: Lisa Gibbs [***] With a copy to:
With a copy (which shall not constitute notice) to:	Faegre Drinker Biddle & Reath LLP 1144 15th Street Suite 3400 Denver, CO 80202 Attn: Gretchen Miller Busch
If to Buyer:	Rhino Capital Advisors LLC 33A Commercial Wharf Boston, MA 02110 Attn: Michael E. Olson, Manager
With a copy (which shall not constitute notice) to:	Continental Law Group 75 State Street, Suite 100 Boston, MA 02109 Attn: Erik Lien, Esq.

Article XII.
MISCELLANEOUS PROVISIONS

12.1 Assignment. Buyer may not assign its rights under this Agreement without the consent of Seller, provided, however that, one time only, without Seller’s express written consent, but upon notice to Seller, Buyer may freely assign this Agreement or any of its rights hereunder to a designated affiliated (through common ownership) entity as its nominee. Any such assignment of this Agreement by Buyer shall not relieve the named Buyer of its obligations under this Agreement and shall not be effective until the date of the Closing

12.2 1031 Exchange. Either party may structure the acquisition of the Property as a forward or reverse like-kind exchange under Internal Revenue Code Section 1031 at such party’s sole cost and expense. The other party shall reasonably cooperate therewith, provided that the

Exhibit 10.1

Certain material (indicated by three asterisks in brackets [***]) has been omitted from this document because it is both (1) not material and (2) would be competitively harmful if publicly disclosed other party shall incur no material costs, expenses or liabilities in connection with such exchange and the other party shall not be required to take title to or contract for purchase of any other property. If a party uses a qualified intermediary or an exchange accommodation titleholder to effectuate the exchange, any assignment of the rights or obligations of such party hereunder shall not relieve, release or absolve such party of its obligations to the other party.

12.3 Drafts. This Agreement shall not be binding or effective until properly executed and delivered by both Seller and Buyer.

12.4 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement; provided, however, that if such request is subsequent to Closing, such party’s reasonable costs shall be paid by the requesting party. The provisions of this Section shall survive Closing.

12.5 Counterparts. This Agreement or any such amendment or waiver may be executed in several counterparts, each of which shall be considered a duplicate original and the same instrument. This Agreement may also be executed and delivered by facsimile or PDF (portable document form) transmission, and such execution and delivery shall be valid and enforceable with the same force as if an original hereto had been executed and delivered by such party.

12.6 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

12.7 Liability. No member, officer, director, shareholder, trustee, or beneficiary of a corporation, limited liability company or trust, if any, under which the Seller or Buyer acts in executing this Agreement shall be personally liable for any obligation, express or implied, hereunder.

12.8 Performance on Business Days. In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Saturday, Sunday or any other day on which banking institutions in the Commonwealth of Massachusetts are authorized by law or executive action to close (a “Business Day”), the time for payment or performance shall automatically be extended to the first Business Day following such date.

12.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Exhibit 10.1

Certain material (indicated by three asterisks in brackets [***]) has been omitted from this document because it is both (1) not material and (2) would be competitively harmful if publicly disclosed

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

BTU INTERNATIONAL INC.

a Delaware corporation

By: /s/ Lisa Gibbs

Name: Lisa Gibbs

Its: CFO & Director

BUYER:

RHINO CAPITAL ADVISORS LLC

a Massachusetts limited liability company

By: /s/ Michael Olson
Michael E. Olson, Manager

ESCROW AGENT:

STEWART TITLE GUARANTY COMPANY

By: /s/ David G. Bagdhady

Name: David G. Bagdhady

Title: Sr. Mgr

[Signature Page to Purchase and Sale Agreement]